Exhibit 99.2

As used in this document, unless otherwise specified or the context otherwise requires, “Terex,” “issuer,” “we,” “our,” “us” and the “Company” refer to Terex Corporation and its consolidated subsidiaries.

This document may include forward-looking statements (within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties. In addition, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements.

Our Company

We are a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. We deliver lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. We report in three business segments: (i) Aerial Work Platforms; (ii) Cranes; and (iii) Materials Processing.

Our Company was incorporated in Delaware in October 1986 as Terex U.S.A., Inc. We have changed significantly since that time, achieving $6.5 billion of net sales in 2015. Much of our growth has been accomplished through acquisitions, and as part of managing our portfolio of companies, we regularly consider the divestiture of non-core businesses and products. We also continue to focus on becoming an industry leading operating company.

As we have expanded our operations, our business has become increasingly international in scope, with our products manufactured in North and South America, Europe, Australia and Asia and sold worldwide. We continue to focus on expanding our business globally, with a continued emphasis on developing markets such as China, India, Latin America, Africa and the Middle East.

Aerial Work Platforms

Our AWP segment designs, manufactures, services and markets aerial work platform equipment, telehandlers and light towers. Products include portable material lifts, portable aerial work platforms, trailer-mounted articulating booms, self-propelled articulating and telescopic booms, scissor lifts, telehandlers and trailer-mounted light towers as well as their related components and replacement parts. Customers use these products to construct and maintain industrial, commercial and residential buildings and facilities and for other commercial operations, as well as in a wide range of infrastructure projects. We market aerial work platform products principally under the Terex and Genie brand names.

Cranes

Our Cranes segment designs, manufactures, services, refurbishes and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, lattice boom truck cranes, utility equipment and truck-mounted cranes (boom trucks), as well as their related components and replacement parts. Customers use these products primarily for construction, repair and maintenance of commercial buildings, manufacturing facilities, energy related projects, construction and maintenance of utility and telecommunication lines, tree trimming and certain construction and foundation drilling applications and a wide range of infrastructure projects. We market our Cranes products principally under the Terex and Demag brand names.

Materials Processing

Our MP segment designs, manufactures and markets materials processing equipment, including crushers, washing systems, screens, apron feeders, material handlers, wood processing, biomass and recycling equipment, concrete mixer trucks and concrete pavers, and their related components and replacement parts. Customers use these products in construction, infrastructure and recycling projects, in various quarrying and mining applications, as well as in landscaping and biomass production industries, material handling applications and in building roads and bridges. We market our MP products principally under the Terex Powerscreen and CBI brand names and the Terex name in conjunction with certain historic brand names.

Other

We may assist customers in their rental, leasing and acquisition of our products through Terex Financial Services (“TFS”). TFS uses its equipment financing experience to provide financing solutions to our customers who purchase our equipment. TFS provides financing support primarily: (i) in the United States and on a limited basis in China, originating, underwriting, documenting, funding and servicing financing transactions directly with end-user customers, distributors and rental companies; and (ii) by facilitating loans and leases between our customers and third party financial institutions. Most of the transactions are fixed and floating rate loans. However, TFS also provides sales-type leases, operating leases and rentals. TFS, in the normal course of business, also sells loans and leases to financial institutions with which it has established relationships.

Competitive Strengths

We believe the following key competitive strengths, together with our business strategy, have contributed to our success and provide us with the flexibility and capability to achieve our goals:

Diversified and Balanced Revenue Base

Our business is highly diversified by business segment, geography and end use market. For the nine months ended September 30, 2016 our net sales break down as follows:

By business segment	By geography	By end use market

In addition, we have broad exposure to global end markets, including non-residential construction, infrastructure, roadbuilding, material handling, general manufacturing, as well as other end markets.

Leading Positions in Markets Across Business Platforms

We maintain leading market positions in many of our product segments. For the year ended December 31, 2016, we estimate that substantially all of our net sales will have been generated in product segments where we are a leader. Our product markets are often characterized by high fragmentation with few well-capitalized competitors, thereby enabling us to differentiate ourselves through our scale, diverse product offering and breadth of services. Additionally, in many markets we compete with smaller niche participants or with industrial conglomerates in certain product lines that are not the primary focus of such conglomerates, resulting in less direct competition with larger global equipment competitors.

Global Scale with Exposure to Developing Markets

Given our global scale, we benefit from growth in markets outside of the United States and Canada, with estimated sales in these markets accounting for approximately half of our net sales for the year ended December 31, 2016. We continue to focus on developing markets such as China, India, Latin America, Africa and the Middle East as we look to benefit from expected continued growth in those geographies. For the year ended December 31, 2016, we estimate that we will have generated approximately 17% of our net sales from developing markets. While no market is insulated from the effects of global financial and economic turmoil, we believe that these developing markets will offer growth opportunities in the infrastructure and non-residential construction spending, increasing demand for our products.

Focus on Operational Improvements

We are implementing a transformation program to improve our operational efficiency between now and 2020. We are reducing our manufacturing footprint and have closed, or are in the process of closing, 11 facilities. This manufacturing footprint reduction should improve our revenue per square foot from $456 to $625 by 2020. We are removing unnecessary operational layers and headcount and are streamlining our operating structure toward the goal of reducing our annual SG&A costs by approximately $40 million by 2020. For the three months ended September 30, 2016, SG&A accounted for approximately 14% of net sales with a goal of accounting for approximately 12.5% of net sales by 2020. We are also undertaking a strategic sourcing program, which will seek to leverage our corporate size to improve purchasing efficiency and lower our sourcing costs. This program will be implemented in several waves over the next four years.

The Transactions

The MHPS Sale

On January 4, 2017, we completed the sale of MHPS to Konecranes Plc (“Konecranes”) for total consideration of approximately $1.5 billion (the “MHPS Sale”) and received 19.6 million newly issued Class B shares of Konecranes (the “Konecranes Shares”) and approximately $741 million in cash after adjustments for estimated cash, debt and net working capital at closing and the divestiture of Stahl Crane Systems (“Stahl”). The final transaction consideration is subject to post-closing adjustments for the actual cash, debt and net working capital at closing, the 2016 performance of the MHPS business and Konecranes business, and the closing of the sale of Stahl. As of January 4, 2017, we own approximately 25% of the outstanding shares of Konecranes and have the right to nominate two directors to the Konecranes Board.

Senior Notes Refinancing

On January 4, 2017, we issued a notice of partial redemption for $300.0 million of the $850.0 million in aggregate principal amount of our outstanding 2021 Notes at a redemption price of 103.000%, plus accrued and unpaid interest, and will redeem such portion of the 2021 Notes on February 3, 2017. We also intend to retire all $300.0 million in aggregate principal amount of our 2020 Notes that are outstanding on April 3, 2017 at a redemption price of 101.625%, plus accrued and unpaid interest. We may take other actions with respect to the 2020 Notes, including purchasing the 2020 Notes through open market or privately negotiated transactions or otherwise.

On January 17, 2017, we commenced a cash tender offer to purchase up to $550.0 million of our $850.0 million aggregate principal amount of the 2021 Notes. The Tender Offer provides that 2021 Notes tendered on or before 5:00 p.m. New York City time, January 30, 2017 (the “Early Tender Date”), would be accepted for payment as of January 31, 2017, which is expected to be the closing date for the private financing transaction. We will pay tender offer consideration equal to $1,031.25 for each $1,000 principal amount of the 2021 Notes validly tendered and not properly withdrawn prior to the Early Tender Date. The Tender Offer also provides that 2021 Notes tendered after the Early Tender Date and on or prior to the Expiration Date (as defined below) would be accepted for payment promptly following the Expiration Date. We will pay tender offer consideration equal to $1,021.25 for each $1,000 principal amount of 2021 Notes validly tendered and not properly withdrawn after the Early Tender Date and on or prior to the Expiration Date. The Tender Offer is scheduled to expire at midnight, New York City time, on February 13, 2017 (the “Expiration Date”), unless extended or earlier terminated. Assuming full participation by the holders of the 2021 Notes in the Tender Offer by the Early Tender Date, the aggregate total consideration payable in respect of the 2021 Notes pursuant to the Tender Offer, excluding approximately $7.0 million of accrued and unpaid interest (through January 31, 2017), is approximately $567.2 million. Concurrently with the commencement of the private financing transaction and the Tender Offer, we issued a notice of redemption for any and all 2021 Notes that remain outstanding after the completion of the Tender Offer at a redemption price of 103.000%, plus accrued and unpaid interest, which is conditioned on the closing of the private financing transaction, and we will redeem any such 2021 Notes on February 15, 2017.

We intend to use the proceeds from the private financing transaction, together with cash on hand, including cash from the MHPS Sale: (i) to complete the Tender Offer, (ii) to redeem and discharge such portion of the 2021 Notes subject to the Tender Offer that are not purchased in the Tender Offer, (iii) to fund the $300.0 million partial redemption of the 2021 Notes on February 3, 2017, (iv) to fund the anticipated redemption, repurchase or other retirement of all $300.0 million aggregate principal amount outstanding of the 2020 Notes on or before April 3, 2017, (v) to pay related premiums, fees, discounts and expenses and (vi) for general corporate purposes.

We refer to the private financing transaction, the consummation of the Tender Offer and the redemption and discharge of that portion of the 2021 Notes subject to the Tender Offer that are not purchased in the Tender Offer, the $300.0 million partial redemption of the 2021 Notes on February 3, 2017 and the redemption, repurchase or other retirement of all $300.0 million aggregate principal amount outstanding of the 2020 Notes on or before April 3, 2017, collectively, as the “Senior Notes Refinancing” and, together with the MHPS Sale, the “Transactions.”

This document does not constitute an offer to purchase, or a notice of redemption of, any of the Existing Notes.

Potential Refinancing of the Credit Facility

We may from time to time, including in the near future depending on market conditions and other factors, seek to refinance our existing Credit Facility. The consummation of the private financing transaction is not conditioned on any potential Credit Facility refinancing.

Recent Developments

We are currently in the process of finalizing our unaudited consolidated financial results as of and for the year ended December 31, 2016. During February 2017, we expect to complete our accounting closing procedures for the year ended December 31, 2016. Based on where we are with our accounting closing procedures, we believe our net sales and operating profit performance for the year ended December 31, 2016 will be materially consistent with our last updated guidance given on November 1, 2016. The Company and its management believe that this preliminary update reflects the best estimates and judgments and represent, to the best of management’s knowledge and opinion, the Company’s preliminary expectations for net sales and operating profit performance for the year ended December 31, 2016. However, because this information is preliminary, it should not be relied upon as reflective of our actual results for the period. Because we have not yet finalized our procedures, we are unable to provide any additional financial and other data as of and for the year ended December 31, 2016. PricewaterhouseCoopers LLP, our independent accountants, has neither examined, compiled, reviewed, audited, nor performed any procedures with respect to this preliminary information and, accordingly, is not expressing an opinion or any other form of assurance with respect to this preliminary information for the year ended December 31, 2016.

As of September 30, 2016, on a pro forma basis after giving effect to the Transactions, including the private financing transaction and the use of proceeds thereof, Terex and its subsidiaries would have had approximately $1,082.2 million of total indebtedness outstanding, consisting of $513.7 million of secured indebtedness under our Credit Facility, $550.0 million of senior indebtedness represented by the Notes and $18.5 million of capital lease and other obligations. In addition, we would have had an additional $530.0 million of availability under our revolving line of credit. For the nine months ended September 30, 2016, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries accounted for approximately 61% of Terex’s net sales and approximately 31% of Terex’s net (loss) income attributable to Terex, and as of September 30, 2016, our non-guarantor subsidiaries accounted for approximately 77% of Terex’s total assets and approximately 80% of Terex’s current liabilities, in each case before intercompany eliminations.

Subject to certain exceptions, the limitation on our ability to make certain dividends and distributions is based on a calculation of our net income, equity issuances and other items since March 31, 1998, rather than since the date of the private financing transaction. As of September 30, 2016, we would have had the estimated capacity to make certain payments, including dividends, in excess of approximately $1,359 million (which is available only upon achievement of a minimum cash flow coverage test, which we currently meet, and there being no default) under the indenture that will govern the Notes offered in the private financing transaction.

Our Credit Facility consists of (a) a $230.0 million senior secured term loan and a €200.0 million senior secured term loan and (b) a $600 million senior secured revolving line of credit as of September 30, 2016. As of September 30, 2016, we had $224.0 million in U.S. dollar denominated term loans, €195.4 million of Euro denominated term loans (equal to $219.7 million based on an exchange rate of €1.00 = $1.12403 as of September 30, 2016), $70.0 million in U.S. dollar denominated revolving credit amounts outstanding under our Credit Facility and $530.0 million of availability for borrowings under our revolving line of credit under our Credit Facility. The weighted average interest rate on the term loans at September 30, 2016 was 3.54%. The weighted average interest rate on the revolving credit amounts at September 30, 2016 was 2.63%. Since September 30, 2016, we have repaid all amounts outstanding under our revolving line of credit. We may from time to time, including in the near future depending on market conditions and other factors, seek to refinance our existing Credit Facility.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our summary historical consolidated financial data and other data as of the dates and for the periods presented. The summary historical consolidated financial data as of December 31, 2014 and 2015 and for the fiscal years ended December 31, 2013, 2014 and 2015 have been derived from our audited historical consolidated financial statements and related notes as presented in our 2015 10-K. The summary historical consolidated financial data as of December 31, 2013 has been derived from our audited historical consolidated financial statements.

The summary historical consolidated financial data as of September 30, 2016 and for the nine months ended September 30, 2015 and 2016 have been derived from our unaudited consolidated financial statements and related notes as presented in our Q3 2016 10-Q. The summary historical consolidated financial data as of September 30, 2015 have been derived from our unaudited consolidated financial statements and related notes.

Terex’s audited annual consolidated financial statements as of December 31, 2015 and for the three years ended December 31, 2013, 2014 and 2015 as filed in the 2015 10-K (i) have not been retrospectively revised to reflect MHPS as a discontinued operation and the reorganization of reportable segments which were effective January 1, 2016 and June 30, 2016, respectively, and (ii) do not reflect the adoption of ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30), Simplifying the presentation of debt issuance costs, which was adopted by Terex on January 1, 2016.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The summary historical consolidated financial data should be read together with our audited historical consolidated financial statements and related notes presented in our 2015 10-K, and our unaudited consolidated financial statements and related notes presented in our Q3 2016 10-Q.

The summary unaudited pro forma statement of operations data for the nine months ended September 30, 2016 have been adjusted to give effect to the Transactions as if these events occurred on January 1, 2015. The summary unaudited pro forma consolidated balance sheet data has been adjusted to give effect to the Transactions as if these events occurred as of September 30, 2016.

						Pro Forma
						Nine
	Historical					Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
(in millions)	2013	2014	2015	2015	2016	2016
Statement of Operations Data:
Net sales	$7,084.0	$7,308.9	$6,543.1	$3,854.1	$3,468.4	$3,468.4
Cost of goods sold	(5,644.5)	(5,855.4)	(5,234.6)	(3,098.2)	(2,860.7)	(2,860.7)
Gross profit	1,439.5	1,453.5	1,308.5	755.9	607.7	607.7
Selling, general and administrative expenses	(1,020.4)	(1,030.4)	(918.6)	(489.4)	(483.4)	(483.1)
Goodwill and intangible asset impairment	–	–	(34.7)	–	–	–
Income (loss) from operations	419.1	423.1	355.2	266.5	124.3	124.6
Income (loss) from continuing operations before income taxes	291.3	297.2	226.6	169.0	38.3	69.1
Income (loss) from continuing operations	203.9	259.5	145.6	104.5	120.8	131.0
Income (loss) from discontinued operations – net of tax	14.4	1.4	–	26.4	(33.4)
Gain (loss) on disposition of discontinued operations – net of tax	2.6	58.6	3.4	1.5	3.5
Net income (loss)	220.9	319.5	149.0	132.4	90.9
Statement of Cash Flows Data:
Depreciation and amortization	$152.3	$155.7	$128.2	$99.8	$77.4
Stock-based compensation expense	43.9	46.5	38.5	31.9	28.2
Capital expenditures	(82.8)	(81.5)	(103.8)	(73.4)	(64.2)
Acquisition of businesses, net of cash acquired	–	(7.4)	(71.2)	(71.3)	(3.2)
Proceeds (payments) from disposition of discontinued operations	0.7	162.2	(0.2)	(0.2)	3.5
Proceeds from sale of assets	46.1	43.3	3.1	0.8	63.7

						Pro Forma
						Nine
	Historical					Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
(in millions)	2013	2014	2015	2015 (1)	2016	2016
Balance Sheet Data (end of period):
Cash and cash equivalents	$408.1	$478.2	$466.5	$301.1	$248.8	$313.9
Trade receivables, net	1,176.8	1,086.4	939.2	1,183.4	656.8	656.8
Inventories	1,613.2	1,460.9	1,445.7	1,545.6	978.4	978.4
Property, plant and equipment – net	789.4	690.3	675.8	672.8	355.8	355.8
Total assets	6,536.7	5,928.0	5,637.1	5,878.9	5,569.3	4,379.3
Total debt (including current portion)	1,976.7	1,788.8	1,831.2	1,897.6	1,663.5	1,062.5
Stockholders’ equity	2,214.8	2,039.1	1,912.0	1,925.7	1,913.6	2,130.9

Other Data (unaudited):
EBITDA (2)	$562.1	$571.1	$478.1	$316.4	$175.0	$175.3
Adjusted EBITDA (2)	623.1	629.5	533.3	330.7	235.2	235.5
EBITDA, less capital expenditures (3)	479.3	489.6	374.3	243.0	110.8	111.1

(1)

Terex’s unaudited balance sheet data as of September 30, 2015 (i) has not been retrospectively revised to reflect MHPS as a discontinued operation and (ii) does not reflect the adoption of ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30), Simplifying the presentation of debt issuance costs, which was adopted by Terex on January 1, 2016.

(2)

EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. We calculate this by subtracting the following items from Net income (loss) attributable to Terex Corporation:  Net income (loss) attributable to non-controlling interests; (Gain) loss on disposition of discontinued operations - net of tax; and (Income) loss from discontinued operations – net of tax. We then add the Provision for (benefit from) income taxes; Interest & Other (income) expense; the Depreciation and Amortization amounts related to continuing operations, less amortization of debt issuance costs that are recorded in Interest expense. EBITDA is a non-U.S. generally accepted accounting principle (“GAAP”) measure. We present EBITDA because we believe it will be helpful to those reviewing our performance, as EBITDA provides information about our ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability. We consider EBITDA an important supplemental measure of our performance because the calculation adjusts for certain items that we believe are not indicative of our core operating performance.

EBITDA has limitations as an analytical tool, and it does not represent, and should not be considered an alternative to net income as defined by GAAP. Some of these limitations are:

•

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures;

•

EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. See the consolidated statements of income included in our audited and unaudited consolidated financial statements incorporated by reference in the private financing transaction.

We present Adjusted EBITDA as a further supplemental measure of our performance. We use Adjusted EBITDA to compare our operating performance over various reporting periods because we believe it provides the most meaningful view of our ongoing operations since it removes from our operating results the impact of items that do not reflect our core operating performance. We believe Adjusted EBITDA is helpful to investors and other interested parties because it provides such persons with the same information that our management uses internally for purposes of assessing our operating performance.

We prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items. We explain how each adjustment is derived in the table below. Adjustments to EBITDA may include restructuring and related charges that are a recurring item as Terex’s restructuring programs usually require more than one year to fully implement and we are continually seeking to take actions that could enhance our efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to varying levels of restructuring activity and that estimates are used to determine the costs associated with severance and termination benefits in the countries in which the restructuring actions occur.  Potential investors are encouraged to evaluate each adjustment for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all the same limitations applicable to EBITDA. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. In evaluating Adjusted EBITDA, you should also be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or one-time items.

The following table provides an unaudited reconciliation of net income (loss) attributable to Terex Corporation to EBITDA and Adjusted EBITDA, except for the pro forma nine months ended September 30, 2016 results, in which we reconcile Income (loss) from continuing operations to EBITDA and Adjusted EBITDA.

						Pro Forma
						Nine
	Historical					Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
(in millions)	2013	2014	2015	2015	2016	2016
Net income (loss) attributable to Terex Corporation	$226.0	$319.0	$145.9	$129.4	$91.1
Net income (loss) attributable to non-controlling interest	(5.1)	0.5	3.1	3.0	(0.2)
Net income (loss)	220.9	319.5	149.0	132.4	90.9
(Gain) loss on disposition of discontinued operations - net of tax	(2.6)	(58.6)	(3.4)	(1.5)	(3.5)
(Income) loss from discontinued operations - net of tax	(14.4)	(1.4)	–	(26.4)	33.4
Income (loss) from continuing operations	203.9	259.5	145.6	104.5	120.8	131.0
Provision for (benefit from) income taxes	87.4	37.7	81.0	64.5	(82.5)	(71.4)
Interest & Other (income) expense	127.8	125.9	128.6	97.5	86.0	65.0
Income (loss) from operations	419.1	423.1	355.2	266.5	124.3	124.6
Depreciation	104.4	110.5	98.4	47.5	48.4	48.4
Amortization	47.1	44.9	29.8	6.3	6.3	5.5
Bank fee amortization not included in Income (loss) from operations	(8.5)	(7.4)	(5.3)	(3.9)	(4.0)	(3.2)
EBITDA	562.1	571.1	478.1	316.4	175.0	175.3
Operating profit adjustments (i)	61.0	58.4	55.2	14.3	60.2	60.2
Adjusted EBITDA	$623.1	$629.5	$533.3	$330.7	$235.2	$235.5

(i)

   The following table shows the operating profit adjustments for the periods presented:

						Pro Forma
						Nine
	Historical					Months
	Year Ended			Nine Months Ended		Ended
	December 31,			September 30,		September 30,
(in millions)	2013	2014	2015	2015	2016	2016
Merger & deal related (a)	$–	$–	$1.6	$–	$12.2	$12.2
Restructuring & related (b)	57.6	42.2	16.4	11.8	48.0	48.0
Goodwill & intangibles impairment (c)	–	–	34.7	–	–	–
Portfolio management (d)	–	16.2	–	–	–	–
Product campaigns (e)	–	–	2.5	2.5	–	–
Roadbuilding related (f)	3.4	–	–	–	–	–
	$61.0	$58.4	$55.2	$14.3	$60.2	$60.2

(a)

Represents costs associated with the announced merger with Konecranes, which was subsequently terminated, and the MHPS Sale.

(b)

Represents costs primarily associated with employee terminations, facility exit activities and asset disposals.

(c)

Represents impairment charges for goodwill and other indefinite lived intangible assets in 2015.

(d)

Represents a net loss recognized from the sale of two non-strategic businesses in 2014.

(e)

Represents warranty related costs associated with a product recall in 2015.

(f)

Represents the recognition of a loss contract in our roadbuilding product line in 2013.

(3)

Represents EBITDA less capital expenditures for the periods presented other than for the nine months ended September 30, 2016 presented on a pro forma basis which represents pro forma EBITDA less historical capital expenditures.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is presented to illustrate the effect of the MHPS Sale and the Senior Notes Refinancing.

The MHPS Sale was completed on January 4, 2017, and MHPS has qualified as a discontinued operation under ASC 205-10 since June 30, 2016. The MHPS Sale was completed in exchange for 19.6 million shares of newly issued Konecranes Class B stock and approximately $595 million and €200 million cash, as adjusted for estimated amounts of cash, debt, working capital and the Stahl divestiture being undertaken by Konecranes in connection with the MHPS Sale. The final MHPS Sale consideration will be adjusted based on the actual amounts of cash, debt, working capital, 2016 MHPS Business EBITDA, the 2015 EBITDA of Stahl and the Stahl divestiture proceeds. The 19.6 million Class B Konecranes shares represent an approximate 25% equity interest in Konecranes.

The Senior Notes Refinancing will result in a $600 million reduction of Terex’s non-current debt. The pro forma adjustments related to the Transactions and a recently adopted accounting standard include:

•

sale of MHPS business to Konecranes in exchange for 19.6 million Class B common shares and approximately $595 million and €200 million in cash, as adjusted for estimated amounts of cash, debt, working capital and the Stahl divestiture, computed in accordance with provisions contained in the Stock and Asset Purchase Agreement. The number of shares issued may be adjusted depending on the performance of the MHPS business and Konecranes, respectively, in 2016;

•

impact of acquiring a 25% equity interest in Konecranes in exchange for the MHPS Sale;

•

impact of preliminary fair value adjustments to the underlying assets and liabilities of MHPS and Konecranes;

•

conversion of Konecranes’ historical financial information as presented in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”) to generally accepted accounting principles in the United States (“U.S. GAAP”) and translation of such historical financial information from Euros to U.S. dollars;

•

estimated impact of the additional indebtedness Konecranes has incurred to finance its purchase of MHPS;

•

the Senior Notes Refinancing;

•

adoption of Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”) by Terex on January 1, 2016 on a retrospective basis, which requires amortization of debt issuance costs to be presented as a component of interest expense; and

•

related income tax effects.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2016 gives effect to the Transactions as if they had occurred on September 30, 2016. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2016 and for the year ended December 31, 2015, give effect to the Transactions as if they had occurred on January 1, 2015. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the years ended December 31, 2014 and 2013, respectively, give effect to the discontinued operations of MHPS.

The unaudited pro forma condensed consolidated financial information included herein is derived from historical financial statements of Terex and Konecranes and is based upon available information and certain estimates and assumptions we believe to be reasonable. Estimates and assumptions used in the preparation of the unaudited pro forma condensed consolidated financial information are described in the notes below. Terex management believes the estimated fair values utilized for purposes of pro forma equity-method accounting adjustments are based on reasonable estimates and assumptions.  Estimates used may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement.  As a result of the final analysis, management may identify differences that, when finalized, could be materially different from this unaudited pro forma condensed consolidated financial information.

Pro forma adjustments included in the unaudited pro forma condensed consolidated financial information are limited to those that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on our results.  The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The fiscal years of Terex and Konecranes end on December 31. The historical financial information of Konecranes was prepared in accordance with IFRS, as adopted by the EU, and is denominated in Euros. The unaudited pro forma condensed consolidated financial information include adjustments to convert Konecranes’ historical financial statements from IFRS to U.S. GAAP, which have been determined by Terex based on information provided by Konecranes, and to translate the Euro amounts into U.S. dollars.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our balance sheet or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project our future financial position or operating results. The Unaudited Pro Forma Condensed Consolidated Statements of Income do not include impacts of any revenue, cost, including potential restructuring costs, or other operating synergies that may result from the MHPS Sale to Konecranes or any related one-time transaction costs. We expect to incur one-time transaction-related costs of approximately $63.2 million for financing, legal and other professional services in fiscal years 2016 and 2017.

This unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with our audited annual consolidated financial statements and the unaudited interim condensed consolidated financial statements, which are available in our 2015 10-K and Q3 2016 10-Q, respectively.

Terex Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2016

(in U.S. $ millions)

	September 30, 2016
	Historical	Pro Forma Adjustments
		MHPS Sale
		and Equity		Senior
		Investment in		Notes		Pro Forma
	Terex	Konecranes		Refinancing		Consolidated
		Note 1		Note 2
Assets
Current assets:
Cash and cash equivalents	$248.8	$740.7	1a	$(675.6)	2a, 2b, 2d, 2e	$313.9
Trade accounts receivable, net	656.8	—		—		656.8
Inventories	978.4	—		—		978.4
Prepaid other current assets	229.6	—		—		229.6
Current assets held for sale	806.8	(755.3)	1b	—		51.5
Total current assets	2,920.4	14.6		(675.6)		2,230.2
Non-current assets
Property, plant and equipment, net	355.8	—		—		355.8
Goodwill and intangible assets, net	470.0	—		—		470.0
Investments in Konecranes	—	715.6	1c	—		715.6
Other assets	591.7	(1.4)	1d, 1e	—		590.3
Non-current assets held for sale	1,231.4	(1,214.0)	1b	—		17.4
Total assets	$5,569.3	$(514.4)		$(675.6)		$4,379.3

Liabilities and Stockholders’ equity
Current liabilities

Notes payable and current portion of long-term debt	$10.5	$—		$—		$10.5
Trade accounts payable	474.5	—		—		474.5
Other current liabilities	493.4	37.6	1f	(46.6)	2e, 2f, 2g	484.4
Current liabilities held for sale	497.0	(482.7)	1b	—		14.3
Total current liabilities	1,475.4	(445.1)		(46.6)		983.7
Non-current liabilities
Long-term debt, less current portion	1,653.0	—		(601.0)	2a, 2b, 2c	1,052.0
Other non-current liabilities	212.3	—		—		212.3
Deferred income tax liabilities	315.0	(314.6)	1b	—		0.4
Total liabilities	3,655.7	(759.7)		(647.6)		2,248.4
Stockholders’ equity	1,913.6	245.3	1a, 1b, 1c, 1d, 1e, 1f	(28.0)	2c, 2d, 2f, 2g	2,130.9

Total liabilities and stockholders’ equity	$5,569.3	$(514.4)		$(675.6)		$4,379.3

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Terex Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Nine Months Ended September 30, 2016

(in U.S. $ millions, except per share data)

	Historical	Pro Forma Adjustments
		Equity	Senior
		Investment in	Notes	Pro Forma
	Terex	Konecranes	Refinancing	Consolidated
		Notes 3,4	Notes 4,5

Net sales	$3,468.4	$—	$—	$3,468.4
Cost of goods sold	(2,860.7)	—	—	(2,860.7)
Gross profit	607.7	—	—	607.7
Selling, general and administrative expenses	(483.4)	—	0.3	(483.1)
Goodwill and intangible asset impairment	—	—	—	—
Income (loss) from operations	124.3	—	0.3	124.6
Interest income (expense) – net	(72.3)	—	28.9	(43.4)
Other income (expense) – net	(13.7)	—	1.6	(12.1)
Income (loss) before income taxes	38.3	—	30.8	69.1
(Provision for) benefit from income taxes	82.5	—	(11.1)	71.4
Equity in net earnings (losses) of Konecranes	—	(9.5)	—	(9.5)
Income (loss) from continuing operations	120.8	(9.5)	19.7	131.0
Net (income) loss attributable to non-controlling interest	0.1	—	—	0.1
Net income (loss) from continuing operations attributable to Terex Corporation	$120.9	$(9.5)	$19.7	$131.1
Amounts from continuing operations per share attributable to Terex Corporation common stockholders:
Basic	$1.12			$1.21
Diluted	$1.10			$1.20
Weighted average number of shares outstanding in per share calculation
Basic	108.5			108.5
Diluted	109.3			109.3

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Terex Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2015

(in U.S. $ millions, except per share data)

	Historical	Pro Forma Adjustments
				Equity
			Accounting	Investment in	Senior Notes		Pro Forma
	Terex	MHPS Sale	Change	Konecranes	Refinancing		Consolidated
		Note 6	Note 7	Notes 3, 4	Notes 4, 5
Net sales	$6,543.1	$(1,521.4)	$—	$—	$—		$5,021.7
Cost of goods sold	(5,234.6)	1,184.1	—	—	—		(4,050.5)
Gross profit	1,308.5	(337.3)	—	—	—		971.2
Selling, general and administrative expenses	(918.6)	271.1	—	—	—		(647.5)
Goodwill and intangible asset impairment	(34.7)	34.7	—	—	—		-
Income (loss) from operations	355.2	(31.5)	—	—	—		323.7
Interest income (expense) – net	(100.3)	1.3	(5.3)	—	38.6		(65.7)
Other income (expense) – net	(28.3)	(0.7)	5.3	—	—		(23.7)
Income (loss) before income taxes	226.6	(30.9)	—	—	38.6		234.3
(Provision for) benefit from income taxes	(81.0)	13.5	—	—	(13.9)	4b	(81.4)
Equity in net earnings (losses) of Konecranes	—	—	—	(14.9)	—		(14.9)
Income (loss) from continuing operations	145.6	(17.4)	—	(14.9)	24.7		138.0
Net (income) loss attributable to non-controlling interest	(3.1)	3.3	—	—	—		0.2
Net income (loss) from continuing operations attributable to Terex Corporation	$142.5	$(14.1)	$—	$(14.9)	$24.7		$138.2
Amounts from continuing operations per share attributable to Terex Corporation common stockholders:
Basic	$1.33						$1.29
Diluted	$1.30						$1.26
Weighted average number of shares outstanding in per share calculation
Basic	107.4						107.4
Diluted	109.6						109.6

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Terex Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2014

(in U.S. $ millions, except per share data)

	Historical	Pro Forma Adjustments
			Accounting	Pro Forma
	Terex	MHPS Sale	Change	Consolidated
		Note 6	Note 7

Net sales	$7,308.9	$(1,829.7)	$—	$5,479.2
Cost of goods sold	(5,855.4)	1,427.7	—	(4,427.7)
Gross profit	1,453.5	(402.0)	—	1,051.5
Selling, general and administrative expenses	(1,030.4)	378.9	—	(651.5)
Goodwill and intangible asset impairment	—	—	—	—
Income (loss) from operations	423.1	(23.1)	—	400.0
Interest income (expense) – net	(112.5)	3.2	(7.4)	(116.7)
Other income (expense) – net	(13.4)	8.3	7.4	2.3
Income (loss) before income taxes	297.2	(11.6)	—	285.6
(Provision for) benefit from income taxes	(37.7)	11.1	—	(26.6)
Income (loss) from continuing operations	259.5	(0.5)	—	259.0
Net (income) loss attributable to non-controlling interest	(0.5)	2.0	—	1.5
Net income (loss) from continuing operations attributable to Terex Corporation	$259.0	$1.5	$—	$260.5
Amounts from continuing operations per share attributable to Terex Corporation common stockholders:
Basic	$2.36			$2.37
Diluted	$2.27			$2.28
Weighted average number of shares outstanding in per share calculation
Basic	109.7			109.7
Diluted	114.2			114.2

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Terex Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2013

(in U.S. $ millions, except per share data)

	Historical	Pro Forma Adjustments
			Accounting	Pro Forma
	Terex	MHPS Sale	Change	Consolidated
		Note 6	Note 7

Net sales	$7,084.0	$(1,744.1)	$—	$5,339.9
Cost of goods sold	(5,644.5)	1,388.8	—	(4,255.7)
Gross profit	1,439.5	(355.3)	—	1,084.2
Selling, general and administrative expenses	(1,020.4)	354.8	—	(665.6)
Goodwill and intangible asset impairment	—	—	—	—
Income (loss) from operations	419.1	(0.5)	—	418.6
Interest income (expense) – net	(119.4)	4.5	(8.5)	(123.4)
Other income (expense) – net	(8.4)	(11.1)	8.5	(11.0)
Income (loss) before income taxes	291.3	(7.1)	—	284.2
(Provision for) benefit from income taxes	(87.4)	25.3	—	(62.1)
Income (loss) from continuing operations	203.9	18.2	—	222.1
Net (income) loss attributable to non-controlling interest	5.1	(0.4)	—	4.7
Net income (loss) from continuing operations attributable to Terex Corporation	$209.0	$17.8	$—	$226.8
Amounts from continuing operations per share attributable to Terex Corporation common stockholders:
Basic	$1.88			$2.04
Diluted	$1.79			$1.94
Weighted average number of shares outstanding in per share calculation
Basic	111.1			111.1
Diluted	117.0			117.0

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(Amounts are presented in U.S. $ millions, unless otherwise stated)

The following adjustments relate to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2016.

1.

MHPS Sale and Equity Investment in Konecranes

The following pro forma adjustments to the balance sheet relating to the MHPS Sale include:

(a)

cash portion of consideration received from Konecranes for the MHPS Sale, in accordance with the terms and conditions of the Stock and Asset Purchase Agreement (the “SAPA”), is: (1) $676.3 million, which does not include approximately $128 million of proceeds that were withheld due to the pending sale of the Stahl business by Konecranes, plus (2) adjustments for net debt of $45.7 million and (3) net working capital of $18.7 million. The adjustments for net debt and net working capital have been computed in accordance with provisions contained in the SAPA.  Upon closing of Konecranes’ sale of its Stahl business, we expect to receive substantially all of the $128 million that was withheld at the closing of the MHPS Sale.  In addition, there will be additional adjustments depending on the final levels of working capital and net debt. The investment in Konecranes will be accounted for using the equity method of accounting;

(b)

removing the assets and liabilities of the MHPS business that were classified as held for sale at September 30, 2016, and corresponding equity balances;

(c)

Terex’s equity investment in Konecranes was determined based on fair value of 19.6 million shares of Konecranes stock issued to Terex as part of the consideration for the MHPS Sale multiplied by the closing price of Konecranes stock of €35.01 at January 4, 2017, translated to USD at the January 4, 2017 exchange rate of $1.0429. The number of shares of Konecranes stock could be adjusted based on the final 2016 EBITDA performance of the MHPS and Konecranes businesses;

(d)

adjustment to release, to retained earnings, the deferred tax liability of $15.5 million that was originally recorded in the historical financials as of September 30, 2016 on the outside basis differences related to the MHPS business for the anticipated tax gain on the MHPS Sale;

(e)

adjustment to release, to retained earnings, a deferred tax asset of $16.9 million for net operating loss utilization resulting from the MHPS Sale; and

(f)

adjustment representing the estimated income taxes payable resulting from the MHPS Sale based on available information in accordance with the SAPA, without consideration of approximately $128 million of proceeds withheld by Konecranes related to the pending sale of the Stahl business.

2.

Senior Notes Refinancing

The following pro forma adjustments to the balance sheet relating to the Senior Notes Refinancing include:

(a)

the effect of the Senior Notes Refinancing and using the proceeds from the private financing transaction and cash on hand, including cash from the MHPS Sale, to redeem, repurchase or retire all of the Existing Notes, resulting in a net decrease in Cash and cash equivalents and Long-term debt, less current portion, of $600 million;

(b)

the payment of new capitalized third-party fees (advisory, creditor, legal, accounting, etc.) of $11.1 million associated with the issuance of the Notes offered in the private financing transaction, which decreases Cash and cash equivalents and Long-term debt, less current portion;

(c)

the expense of existing deferred debt issuance costs of $10.1 million recognized as a debt discount to Long-term debt, less current portion, which also reduces Stockholders’ equity by the same amount;

(d)

the expense of various one-time charges not eligible for capitalization of $35.5 million, which decreases Stockholders’ equity and Cash and cash equivalents. Included within this adjustment is the redemption premium for $550.0 million of the 2021 Notes using the assumption that all such 2021 Notes will be tendered by the Early Tender Date. The actual amount that will be payable could be lower if not all such 2021 Notes are tendered by the Early Tender Date;

(e)

the payment of current accrued interest of $29.0 million related to the redemption, repurchase or retirement of the Existing Notes, which was reflected in Other current liabilities;

(f)

the reversal of legal and other costs accrued of $1.8 million, which resulted in an increase to Stockholders’ Equity and a decrease to Other current liabilities; and

(g)

the decrease of Stockholders’ equity by $43.8 million as a result of the adjustments above. Income taxes payable, a component of Other current liabilities, has been decreased by $15.8 million to reflect the reduction in Stockholders’ equity using the statutory rates based on the jurisdictions impacted. This results in an overall decrease in Stockholders’ equity of $28.0 million.

See Note 5 for additional information on the Senior Notes Refinancing.

The following notes relate to the Unaudited Condensed Consolidated Pro Forma Statements of Income for the nine-month period ended September 30, 2016, and the years ended December 31, 2015, 2014 and 2013.

3.

Equity in net earnings (losses) of Konecranes

The following table reflects our equity in the earnings of Konecranes and related amounts:

	Nine Months Ended September 30, 2016	Year ended December 31, 2015

Konecranes - IFRS Profit for the period in EUR (i)	€26.7	€30.8
IFRS to U.S. GAAP Adjustments (see Note 9)	0.8	0.5
Interest expense re: MHPS acquisition (ii) (vi)	(13.5)	(18.0)
Konecranes - Pro Forma U.S. GAAP Profit in EUR	€14.0	€13.3
Konecranes - Pro forma U.S. GAAP Profit in USD before MHPS (iii)	$15.5	$14.8
MHPS net income (loss) (iv) (vi)	(10.9)	22.6
MHPS depreciation and amortization (v) (vi)	(13.3)	–
Konecranes - Pro forma U.S. GAAP Profit (Loss) in USD	$(8.7)	$37.4
Terex Corporation’s equity investment in Konecranes	25%	25%
Terex Corporation's equity income (loss) from Konecranes before step-up amortization	$(2.2)	$9.4
Amortization of Terex's stepped-up basis in Konecranes (see Note 8) (vi)	(5.0)	(13.7)
Amortization of Konecranes stepped-up basis in MHPS (see Note 8) (vi)	(2.3)	(10.6)
Terex Corporation's equity income (loss) from Konecranes	$(9.5)	$(14.9)

(i)

These results are based on publicly available financial statements for Konecranes for the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

(ii)

On August 1, 2016, Konecranes signed a €1.5 billion unsecured financing facility to fund the planned acquisition of Terex’s MHPS business comprised of a three-year €300 million term loan, a five-year €600 million term loan, a €400 million revolving credit facility with a five-year term (assuming no initial drawdown), and a €200 million bridge term loan. The new credit facility will replace existing revolving credit facilities of €300 million. As a condition of the European Commission approval of Konecranes’ planned purchase of MHPS, Konecranes has committed to the sale of its Stahl business. On December 7, 2016, Konecranes announced a signed agreement to sell its Stahl business to Columbus McKinnon Corporation for cash proceeds of €224-230 million, which is subject to regulatory approval. Konecranes has indicated that it will use proceeds from the sale of Stahl to pay down amounts borrowed under the new financing facility. The adjustment represents the incremental interest expense expected to be incurred as a result of the new facility, less assumed proceeds from the Stahl sale. The estimated interest rate on the new debt is 3.7%. Because we were not able to obtain necessary details of the Stahl business operating results, no impact associated with exclusion of Stahl results on Konecranes’ pro forma results has been reflected, because such adjustments would not be factually supportable. We estimate the exclusion of Stahl results would increase Terex’s share of equity in net earnings (loss) in Konecranes by approximately $2 million in the nine months ended September 30, 2016 and the year ended December 31, 2015, respectively.

(iii)

The translation from Euro (€) to USD ($) reflects the average exchange rate of $1.1166 for the nine months ended September 30, 2016 and $1.1096 for the year ended December 31, 2015.

(iv)

U.S. GAAP results from the MHPS business assuming its acquisition by Konecranes was effective on January 1, 2015, including the impact of pre-tax impairment losses of $34.7 million for the year ended December 31, 2015.

(v)

Depreciation and amortization charges that would have been recognized by Terex during the nine months ended September 30, 2016, if MHPS had not been classified as held for sale.

(vi)

The results of Konecranes and MHPS, respectively, are reflected net of tax based on the estimated weighted average statutory tax rates of the jurisdictions impacted.

4.

Income Tax

Terex tax effected the pro forma adjustments using the following rates:

(a)

Pursuant to the applicable tax law in the jurisdiction impacted, the equity in net earnings (loss) from the Konecranes investment has no tax impact.

(b)

Other pro forma adjustments were tax effected using statutory tax rates based on the jurisdictions impacted.

5.

Senior Notes Refinancing

Under the planned terms of the Senior Notes Refinancing, proceeds of the Notes, along with cash on hand, including cash proceeds from the MHPS Sale, will be used to pay off all the Existing Notes. Together with the Credit Facility, the new capital structure will consist of $550.0 million of Notes with an assumed fixed interest rate of 6.0% and maturing in 2025.

Pro forma adjustments for the nine months ended September 30, 2016 and the year ended December 31, 2015 related to the Senior Notes Refinancing are presented in a separate column titled “Senior Notes Refinancing” in the Unaudited Pro Forma Condensed Consolidated Statements of Income to reflect the impact on interest expense and amortization of deferred financing cost as if the Senior Notes Refinancing occurred on January 1, 2015. Such adjustments include:

•

the elimination of historical interest expense, including amortization of debt issuance costs and accretion of debt discounts, recognized on our Existing Notes that are expected to be refinanced, in exchange for and with the proceeds from the private financing transaction, along with cash on hand, including cash proceeds from the MHPS Sale, and

•

adjustments to remove one-time transaction costs associated with the Senior Notes Refinancing of $0.3 million recorded in Selling, general and administrative expense and $1.6 million recorded in Other income (expense) – net in the Unaudited Condensed Consolidated Statement of Income for the nine months ended September 30, 2016. These costs are expected to be incurred for legal, consulting, investment advisory and banking services performed related to the Senior Notes Refinancing.

Since the loss on extinguishment of the existing debt is a one-time transaction, the loss is not reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 2016 and year ended December 31, 2015.  The Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2016 reflects a charge of $35.5 million directly to retained earnings for the repayment of the Existing Notes.

The following table shows the impact on interest expense due to the issuance of the Notes offered in the private financing transaction and the redemption, repurchase or other retirement of the Existing Notes as a result of the Senior Notes Refinancing:

	Nine Months Ended September 30, 2016 increase/(decrease)	Year Ended December 31, 2015 increase/(decrease)
Issuance of new debt:
Notes offered in the private financing transaction (assumed fixed interest rate of 6.0%)	$24.8	$33.0
Amortization of deferred debt issuance costs and discount	1.0	1.3
Repayment of existing debt:
6.5% Senior Notes due 2020	(14.6)	(19.5)
6.0% Senior Notes due 2021	(38.3)	(51.0)
Amortization of deferred debt issuance costs and discount	(1.8)	(2.4)
Net pro forma change in interest expense	$(28.9)	$(38.6)

The adjustments were calculated using the effective interest rate per annum as of September 30, 2016. Each one-eighth point change in the assumed interest rates would result in a $0.7 million change in annual interest expense.

6.

Sale of MHPS to Konecranes

Adjustments reflect removal of the results of operations of the MHPS business for the years ended December 31, 2015, 2014 and 2013, respectively.  The historical Terex column in the Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2016 already reflects removal of the MHPS operations as it was presented as a discontinued operation in our unaudited Condensed Consolidated Statements of Comprehensive Income for the nine months ended September 30, 2016.

7.

Accounting Principle Change

This adjustment is to reclassify the amortization of debt issuance costs from ‘Other income (expense) - net’ to ‘Interest income (expense) - net’ as a result of Terex’s January 1, 2016 adoption of ASU 2015-03.

8.

Equity Method Step-Up

The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects our equity investment in Konecranes. Under the equity method of accounting, the identifiable net assets acquired in the purchase form the basis of our investment in Konecranes. The difference between our investment and our 25% basis in the pro forma historical identifiable net assets of Konecranes as of September 30, 2016 is recognized as a basis difference that is required to be allocated to the fair value of the identifiable net assets acquired in order to determine the amount of income from the equity method investment. In determining our equity method earnings or losses in an investee, we include adjustments (e.g., depreciation, depletion, amortization, accretion) related to basis differences identified as part of the initial accounting for the investment. Additionally, for the purposes of the unaudited pro forma condensed consolidated financial information we have also allocated the basis difference associated with the implied fair value of MHPS as a result of Konecranes’ acquisition of this business. Our investment is recorded as “Investment in Konecranes” in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as follows:

As of September 30, 2016
Konecranes - Net assets in EUR	€416.3
IFRS to U.S. GAAP Adjustments (see Note 9)	2.0
Issuance of Class B shares (i)	686.2
Net assets attributable to non-controlling interests	(0.1)
Konecranes - U.S. GAAP Net Assets in EUR post-MHPS acquisition	€1,104.4

Konecranes - U.S. GAAP Net assets in USD post-MHPS acquisition (ii)	$1,185.6
Terex's equity investment in the net assets of Konecranes	25%
Terex's share of underlying net assets in Konecranes post-MHPS acquisition	$296.4
Adjustment for purchase price allocation for Konecranes (iii)	419.2
Terex's investment in Konecranes post-MHPS acquisition	$715.6

(i)

Issuance of 19.6 million of Konecranes’ Class B common shares at the closing price of €35.01 at January 4, 2017 related to the purchase of the MHPS business.

(ii)

The translation from Euros (€) to USD ($) reflects the exchange rate of $1.1238 as of September 30, 2016, excluding the issuance of Konecranes’ Class B common shares which is translated to USD using the January 4, 2017 exchange rate of $1.0429.

(iii)

In order to recognize our investment in Konecranes and share of profits resulting from our investment in Konecranes, we have accounted for adjustments to the underlying identifiable net assets resulting from the preliminary purchase price allocations based on the respective fair values of the individual assets. The purchase price allocation is preliminary and there may be significant changes upon finalization of the fair value assessment upon conclusion of the MHPS Sale, which could be material to our reported results, including but not limited to possible reclassifications between definite and indefinite lived intangible assets.

The following table summarizes the preliminary purchase price adjustments to reflect the identifiable net assets of Konecranes underlying Terex’s investment at fair value:

Konecranes
Inventory	$9.7
Property and equipment	3.4
Intangible assets – customer relationships	87.8
Intangible assets – technology	26.3
Intangible assets – trade names	43.9
Deferred tax liability	(46.2)
Goodwill	294.3
Total fair value adjustments	$419.2

The following table details the impact of these adjustments on the equity in net earnings (losses) of Konecranes that we have reflected in our Unaudited Pro Forma Condensed Consolidated Statements of Income relating to the step-up of Konecranes for the periods shown:

			Incremental amortization expense
	Adjustment	Estimated remaining useful life (years)	September 30, 2016	December 31, 2015
Inventory	$9.7	< 1 year	$—	$(7.1)
Property and equipment	3.4	17	(0.1)	(0.1)
Intangible assets – customer relationships	87.8	17	(2.8)	(3.8)
Intangible assets – technology	26.3	7	(2.1)	(2.7)
Intangible assets – trade names	43.9	indefinite	—	—
	$171.1		$(5.0)	$(13.7)

The amortization and depreciation expense in the table above are recognized on a straight-line basis over the respective useful lives of the assets. The amounts presented in the incremental amortization expense columns in the table above are net of tax based on the estimated weighted average statutory tax rates of the jurisdictions impacted.

The table below summarizes Terex’s portion of Konecranes’ step-up of MHPS assets upon the sale to Konecranes:

MHPS - Net assets in USD	$1,172.0
Konecranes purchase price for MHPS (i)	1,456.3
Konecranes step up in MHPS net assets	$284.3
Terex equity investment in the net assets of Konecranes	25%
Terex portion of step up of MHPS net assets under Konecranes' ownership	$71.1

(i)

Represents the consideration for the purchase of MHPS as disclosed in Note 1, translated to USD at the January 4, 2017 exchange rate of $1.0429.

The following table summarizes Terex’s 25% share of the preliminary purchase price allocation adjustments of Konecranes’ purchase of the MHPS business:

MHPS
Inventory	$10.1
Property and equipment	7.4
Intangible assets – customer relationships	39.5
Intangible assets – technology	11.8
Intangible assets – trade names	19.8
Deferred tax liability	(23.9)
Goodwill	6.4
Total fair value adjustments	$71.1

The following table details the impact of these adjustments on the equity in net earnings (losses) of Konecranes that we have reflected in our Unaudited Pro Forma Condensed Consolidated Statements of Income for the periods shown:

			Incremental amortization expense
	Adjustment	Estimated remaining useful life (years)	September 30, 2016	December 31, 2015
Inventory	$10.1	< 1 year	$—	$(7.4)
Property and equipment	7.4	17	(0.2)	(0.3)
Intangible assets – customer relationships	39.5	17	(1.2)	(1.7)
Intangible assets – technology	11.8	7	(0.9)	(1.2)
Intangible assets – trade names	19.8	indefinite	—	—
	$88.6		$(2.3)	$(10.6)

The amortization and depreciation expense in the table above are recognized on a straight-line basis over the respective useful lives of the assets. The amounts presented in the incremental amortization expense columns in the table above are net of tax based on the statutory tax rates of the jurisdictions impacted.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed and foreign exchange rates. An independent third-party appraiser assisted in performing a preliminary valuation of these assets and the purchase price allocation will be adjusted upon a final valuation.

9.

IFRS to U.S. GAAP Adjustments and Foreign Currency Translation

The following table reflects adjustments made to Konecranes’ reported operating results for the nine months ended September 30, 2016 to convert from IFRS to U.S. GAAP and from Euros to U.S. dollars using an average exchange rate of $1.1166 per Euro:

	Konecranes IFRS EUR September 30, 2016	IFRS to U.S. GAAP Adjustments EUR September 30, 2016		Konecranes U.S. GAAP EUR September 30, 2016	Konecranes U.S. GAAP USD September 30, 2016
Net sales	€1,505.0	€—		€1,505.0	$1,680.5
Operating profit	53.9	1.1	(a)	55.0	61.4
Income from continuing operations	26.7	0.8	(b)	27.5	30.7

(a)

IFRS to U.S. GAAP adjustments relate to:

(i)

Differences in accounting for actuarial gains and losses, and past service costs of Konecranes’ defined benefit plans reducing operating profit by €0.4 million.

•

Under U.S. GAAP actuarial gains and losses are recognized in other comprehensive income (“OCI”) in excess of the 'corridor' amount of 10% and amortized into benefit costs as part of profit or loss. Under IFRS actuarial gains and losses are recognized fully in OCI and are not amortized.

•

Under U.S. GAAP unvested past service cost benefits are recognized over the average remaining period of service, whereas IFRS requires immediate recognition in the income statement.

(ii)

Increase in operating profit of €1.5 million related to differences in accounting for share-based payments. The following are differences between IFRS and U.S. GAAP related to the accounting for share-based payments:

•

Konecranes has modified certain share based awards in a way that is beneficial to an employee because it was improbable that the original vesting conditions would be achieved. As such, the fair value at the date of modification may differ from the original grant date fair value. Under U.S. GAAP, this decrease in fair value is recognized at the modification date, whereas under IFRS, compensation cost is based on the value of the original award plus any incremental increase in value measured as of the date of the modification.

•

Under U.S. GAAP, the employer portion of payroll taxes is recorded on the vesting or exercise date, whereas under IFRS, all payroll taxes should be recorded concurrently with the recognition of compensation expense.

•

Under U.S. GAAP, if an award is indexed to a factor in addition to the entity’s share price, and the additional factor is not a market, performance, or service condition, the share-based payment award is classified and accounted for as a liability. Under IFRS, a non-vesting condition does not trigger liability classification, but the non-vesting condition is factored into the fair value measurement of the award. Konecranes has a non-vesting condition in certain awards as the shares are required to be kept until a certain period end.

•

Certain share-based arrangements may allow Konecranes to net-settle the award for the number of shares required to settle the employee’s tax obligation. Unlike IFRS, if the award can be net-settled for no more than the minimum statutory tax withholding amount, then the award is equity-classified in its entirety under U.S. GAAP. This resulted in the reclassification of certain of Konecranes’ awards from liability classification under IFRS to equity classification under U.S. GAAP.

(b)

IFRS to U.S. GAAP adjustments relate to:

The items noted in (a) above, minus €0.5 million for uncertain tax positions, minus €0.1 million tax benefit associated with the defined benefit plan and share-based payment adjustments as noted above, minus €0.5 million associated with interim tax estimate differences, partially offset by €0.8 million of deferred tax benefit on internal margins in inventories.

•

Under U.S. GAAP, the deferred tax benefit of a share-based payment arrangement is calculated based on the cumulative compensation cost recognized over the vesting period and is trued-up or down based upon the realization of the tax benefit. Under IFRS, the deferred tax asset of a share-based payment arrangement is based on the estimated future tax deduction determined at each reporting date under applicable tax law over the life of the share-based payment award.

•

Under U.S. GAAP, tax effects to the seller and buyer in intercompany transactions related to sale of inventory and fixed assets are deferred until the underlying property is sold outside the consolidated group to an unrelated third party.  Under IFRS, tax effects are not deferred. As a consequence the deferred tax provision on internal margins in inventories was adjusted.

•

U.S. GAAP has specific guidance on recognition and measurement of uncertain tax positions, whereas under IFRS the probable liability approach is used, resulting in certain differences in treatment for uncertain tax positions.

•

Under U.S. GAAP, tax expense computed for interim periods is generally based on the estimated annual worldwide effective tax rate for the consolidated company and then applied to the worldwide consolidated pre-tax income.  Under IFRS, a separate estimated annual effective tax rate for each material tax jurisdiction is applied individually to the interim period pre-tax income of each jurisdiction, which can result in a different weighted-average effective tax rate than under U.S. GAAP. Moreover, the adjustment is discretely reported under U.S. GAAP and is therefore not included in the estimated annual effective tax rate.

The following table reflects adjustments made to Konecranes’ reported operating results for the year ended December 31, 2015 to convert from IFRS to U.S. GAAP and from Euros to U.S. dollars using an average exchange rate of $1.1096 per Euro:

	Konecranes IFRS EUR December 30, 2015	IFRS to U.S. GAAP Adjustments EUR December 30, 2015		Konecranes U.S. GAAP EUR December 30, 2015	Konecranes U.S. GAAP USD December 30, 2015
Net sales	€2,126.2	€—		€2,126.2	$2,359.2
Operating profit	63.0	—	(a)	63.0	69.9
Income from continuing operations	30.8	0.5	(b)	31.3	34.7

(a)

IFRS to U.S. GAAP adjustments relate to differences in accounting for actuarial gains and losses, and past service costs of Konecranes’ defined benefit plans decreasing operating profit by €0.2 million, offset by €0.2 million increase in operating profit related to differences in accounting for share-based payments. These differences are a result of the same IFRS to U.S. GAAP differences noted in the section above relating to the nine months ended September 30, 2016.

(b)

IFRS to U.S. GAAP adjustments relate to the items noted in (a) above, plus €0.4 million tax benefit associated with the defined benefit plan and share-based payment adjustments as noted above, €0.6 million associated with release of uncertain tax positions, partially offset by €0.5 million deferred tax provision on internal margins in inventories. These amounts are a result of IFRS to U.S. GAAP differences explained in the section above relating to the nine months ended September 30, 2016.

The following table reflects pro forma adjustments made to the Konecranes consolidated balance sheet as of September 30, 2016 to convert from IFRS to U.S. GAAP and from Euros to U.S. dollars at the September 30, 2016 exchange rate of $1.1238:

	Konecranes IFRS EUR September 30, 2016	IFRS to U.S. GAAP Adjustments EUR September 30, 2016		Konecranes U.S. GAAP EUR September 30, 2016	Konecranes U.S. GAAP USD September 30, 2016
Current assets	€977.1	€1.1	(a)	€978.2	€1,099.3
Non-current assets	395.7	(3.9)	(b)	391.8	440.3
Assets held for sale	104.2	—		104.2	117.1
Total assets	€1,477.0	€(2.8)		€1,474.2	€1,656.7
Current liabilities	847.3	(2.1)	(c)	845.2	949.8
Non-current liabilities	124.9	(2.7)	(d)	122.2	137.3
Liabilities attributable to assets held for sale	88.5	—		88.5	99.5
Total Liabilities	€1,060.7	€(4.8)		€1,055.9	€1,186.6
Total equity	416.3	2.0	(e)	418.3	470.1
	€1,477.0	€(2.8)		€1,474.2	€1,656.7

(a)

IFRS to U.S. GAAP adjustments relate to an increase in income tax receivable of €1.1 million associated with deferred tax provision on internal margins in inventories. Under U.S. GAAP, tax effects to the seller and buyer in intercompany transactions related to sale of inventory and fixed assets are deferred until the underlying property is sold outside the consolidated group to an unrelated third party. Under IFRS, tax effects are not deferred.

(b)

IFRS to U.S. GAAP adjustments relate to a decrease in deferred tax assets of €4.4 million associated with deferred tax provision on internal margins in inventories (see explanation of difference between IFRS and U.S. GAAP in (a) above), partially offset by an increase in deferred tax assets of €0.5 million related to differences in accounting for share-based payments, as described above in the section of pro forma adjustments made to Konecranes’ reported operating results for the nine months ended September 30, 2016.

(c)

IFRS to U.S. GAAP adjustments relate to a decrease in income tax payable of €3.1 million associated with deferred tax provision on internal margins in inventories, as noted in (a) above, partially offset by an increase in income tax payable of €0.5 million associated with tax estimate differences for discrete items and an increase in income tax payable of €0.5 million for uncertain tax positions, both as described above in the section of pro forma adjustments made to Konecranes’ reported operating results for the nine months ended September 30, 2016.

(d)

IFRS to U.S. GAAP adjustments relate to a decrease of €2.4 million resulting from differences in accounting for share-based payments, a decrease of €0.4 million resulting from differences in accounting for defined benefit plans, partially offset with an increase in interest-bearing liabilities of $0.1 million. The background of the adjustments for share-based payments and defined benefit plans is described above in the section of pro forma adjustments made to Konecranes’ reported operating results for the nine months ended September 30, 2016.

(e)

IFRS to U.S. GAAP adjustments relate to an increase in retained earnings of $1.2 million, associated with the adjustments in (a) to (d) above, plus net income for the period of $0.8 million, as described above in the section of pro forma adjustments made to Konecranes’ reported operating results for the nine months ended September 30, 2016.